CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Statement of Additional Information constituting part of the Registration Statement on Form N-4 (the “Registration Statement”) of our report dated February 16, 2016, relating to the statutory financial statements of The Penn Mutual Life Insurance Company, and our report dated April 1, 2016, relating to the financial statements and financial highlights of the Penn Mutual Variable Annuity Account III, both of which appear in such Registration Statement. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm”.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

December 23, 2016